EXHIBIT 5.1

February 3, 2017

Premier Biomedical, Inc.

P.O. Box 25

Jackson Center, PA 16133

Re:	Premier Biomedical, Inc. Registration Statement on Form S-1 for an offering by certain of the Company’s shareholders of up to 122,000,000 shares of common stock

Ladies and Gentlemen:

We have acted as counsel to Premier Biomedical, Inc., a Nevada corporation (the “Company”), in connection with the proposed offering by certain of the Company’s shareholders of up to 122,000,000 shares of the Company’s common stock (the “Securities”) pursuant to the Company's Registration Statement on Form S-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the offer, issuance and sale of the Securities. Based on such review, we are of the opinion that the Securities have been duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Premier Biomedical, Inc.

February 3, 2017

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours, Clyde Snow & Sessions by /s/ Brian A. Lebrecht Brian A. Lebrecht